Exhibit 99.1

Exactech Q3 Revenue $42.0M; EPS $0.11

Market Leading Extremity Growth at 33%

GAINESVILLE, Fla. – November 2, 2010 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $42.0 million for the third quarter of 2010, a 1% decrease from $42.4 million in the third quarter of 2009. Net income decreased 46% to $1.5 million, or $0.11 per diluted share, compared to $2.7 million, or $0.21 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $0.2 million related to the ongoing Department of Justice (DOJ) inquiry, was $1.6 million or $0.12 EPS.

Revenue from knee implants, the company’s largest business segment, decreased in the quarter 10% to $15.6 million, largely reflecting its entry into new markets and distribution channel changes internationally. Extremity implant revenue grew a robust 33% to $7.3 million, becoming the company’s second largest business segment. Hip implant revenue decreased 3% to $6.6 million and biologic and spine revenue declined 3% to $6.3 million. Other products revenue slipped 1% to $6.2 million.

For the first nine months of 2010 revenue was $138.7 million, an increase of 8% over $129.0 million for the comparable period last year. Net income for the first nine months of 2010 decreased 1% to $7.76 million, or $0.59 per diluted share compared to $7.83 million, or $0.61 per diluted share for the first nine months of 2009. Net income for the nine months, excluding pre-tax legal expenses and costs of $0.8 million related to the ongoing Department of Justice (DOJ) inquiry, was $8.3 million or $0.63 EPS.

Knee implant revenue for the first nine months of 2010 rose 2% to $55.9 million from $54.7 million in the comparable period in 2009. Extremity implant revenue was up 31% to $21.5 million from $16.4 million a year earlier. Revenue from hip implants increased 2% to $20.5 million and biologic and spine revenues were flat at $20.5 million. Other product revenue was up 17% to $20.3 million from $17.4 million in the first nine months of 2009.

Exactech Chairman and CEO Bill Petty said, “Softness in several lines of our business was exacerbated by the temporary negative impact of costs associated with entry into new markets and distribution channel changes internationally. We expect these investments to add positively to Exactech’s performance in 2011. More specific guidance will be provided when we report the fourth quarter and year-end results.

“We continue to see strong results from our extremity business, which was up 33% in the quarter to $7.3 million and up 31% to $21.5 million in the first nine months of this year. The Equinoxe shoulder system has proved to be well accepted by surgeons for the benefit it provides to patients affected by shoulder arthritis or other damage. Extremity revenue is now our second largest segment after our Optetrak knee line.”

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Exactech President David Petty said, “U.S. sales in the third quarter rose 6% to $31.9 million versus $30.2 million in the same quarter a year ago. International sales were $10.2 million compared with $12.2 million in the same quarter a year ago. As a percentage of sales, international sales for the third quarter were 24% of the total compared with 29% in the third quarter of last year. For the first nine months, U.S. sales rose 8% to $97.5 million from $90.2 million a year earlier. As a percentage of sales, international sales for the first nine months were 30% of the total compared with 30% in the first nine months of last year. Despite the current quarterly pressure caused by the changes we are making in our overseas markets, we remain very positive about the value that these changes will mean for us. “

Chief Financial Officer Jody Phillips said, “The net income decrease for the quarter was significantly affected by lower sales and a higher effective tax rate partially offset by improving gross margins. Gross margins increased to 67.4% for the third quarter of 2010 from 64.0% for the third quarter of 2009, due to a larger mix of domestic sales and continuing cost reduction efforts.

“The total operating expense increase of 11% during the quarter to $25.2 million was due to the $2.4 million increase in sales and marketing expenses caused by the launch of a number of new product lines and expansion of our international operations.”

Looking forward, Exactech updated its revenue targets for 2010 to the range of $187 million to $190 million and updated its target for diluted earnings per share for the year 2010 to the range of $0.81 to $0.83. For the fourth quarter ending December 31, 2010, the company targets revenue in the range of $48 million to $51 million and diluted earnings per share in the range of $0.22 to $0.24. These are U.S. GAAP EPS target ranges that include the impact of DOJ inquiry and compliance costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company has scheduled a conference call with CEO Dr. William Petty and other key members of the management team on Wednesday, November 3, 2010 at 10:00 a.m. Eastern Time. The call will cover the company’s third quarter 2010 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-8418 any time after 9:50 a.m. EDT on November 3. International and local callers should dial 1-480-629-9809. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live and archived webcast of the call will be available at http://viavid.net/dce.aspx?sid=00007C6F. The webcast will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech is celebrating its 25th anniversary developing and marketing orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) September 30,	(audited) December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,482	$2,889
Accounts receivable, net of allowances of $2,196 and $835	34,489	33,753
Prepaid expenses and other assets, net	4,181	2,317
Income taxes receivable	578	389
Inventories - current	63,311	56,417
Deferred tax assets – current	1,315	1,703

Total current assets	106,356	97,468

PROPERTY AND EQUIPMENT:
Land	2,214	1,895
Machinery and equipment	26,596	24,322
Surgical instruments	56,780	43,713
Furniture and fixtures	3,548	3,051
Facilities	16,382	15,517
Projects in process	2,728	1,024

Total property and equipment	108,248	89,522
Accumulated depreciation	(42,935)	(37,150)

Net property and equipment	65,313	52,372

OTHER ASSETS:
Deferred financing and deposits, net	911	1,159
Non-current inventory	6,181	—
Product licenses and technology, net	12,635	6,225
Patents and trademarks, net	2,021	2,057
Customer relationships, net	2,144	1,928
Goodwill	13,064	9,811

Total other assets	36,956	21,180

TOTAL ASSETS	$208,625	$171,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,237	$9,306
Income taxes payable	—	525
Accrued expenses and other liabilities	11,813	11,370
Other current liabilities	1,280	1,354
Current portion of long-term debt	1,208	1,190

Total current liabilities	29,538	23,745

LONG-TERM LIABILITIES:
Deferred tax liabilities	4,389	1,989
Line of credit	28,237	7,794
Long-term debt, net of current portion	4,311	5,221
Other long-term liabilities	500	518

Total long-term liabilities	37,437	15,522

Total liabilities	66,975	39,267

SHAREHOLDERS’ EQUITY:
Common stock	129	128
Additional paid-in capital	56,007	53,475
Accumulated other comprehensive loss	(1,853)	(1,461)
Retained earnings	87,367	79,611

Total shareholders’ equity	141,650	131,753

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$208,625	$171,020

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2010	2009	2010	2009
NET SALES	$42,023	$42,363	$138,693	$128,969

COST OF GOODS SOLD	13,704	15,269	47,810	46,111

Gross profit	28,319	27,094	90,883	82,858

OPERATING EXPENSES:
Sales and marketing	15,711	13,267	46,914	40,942
General and administrative	3,850	4,353	12,427	13,899
Research and development	2,981	2,932	10,064	8,492
Depreciation and amortization	2,682	2,131	7,619	6,643

Total operating expenses	25,224	22,683	77,024	69,976

INCOME FROM OPERATIONS	3,095	4,411	13,859	12,882

OTHER INCOME (EXPENSE):
Interest income	1	1	3	11
Other income	23	17	60	31
Interest expense	(198)	(168)	(458)	(555)
Foreign currency exchange gain	852	128	669	136

Total other income (expense)	678	(22)	274	(377)

INCOME BEFORE INCOME TAXES	3,773	4,389	14,133	12,505

PROVISION FOR INCOME TAXES	2,290	1,649	6,377	4,672

NET INCOME	$1,483	$2,740	$7,756	$7,833

BASIC EARNINGS PER SHARE	$0.11	$0.21	$0.60	$0.61

DILUTED EARNINGS PER SHARE	$0.11	$0.21	$0.59	$0.61

SHARES - BASIC	12,908	12,788	12,879	12,758

SHARES - DILUTED	13,049	12,922	13,081	12,874

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$1,483	$2,740	$7,756	$7,833
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	216	845	795	3,445
Income tax benefit	80	321	294	1,309

	136	524	501	2,136

Adjusted net income - excluding DOJ related expense	$1,619	$3,264	$8,257	$9,969

Diluted earnings per share	$0.11	$0.21	$0.59	$0.61
Adjustment of DOJ related expenses, net	0.01	0.04	0.04	0.16

Adjusted diluted earnings per share	$0.12	$0.25	$0.63	$0.77

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